UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 31, 2013
(Date of earliest event reported)

Trans World Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-25244	13-3738518
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

545 Fifth Avenue, Suite 940, New York, New York		10017
(Address of principal executive offices)		(Zip Code)

(212) 983-3355
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On October 31, 2013, Trans World Corporation (the “Company”) issued a press release announcing that its Board of Directors has approved the 2013 Repurchase Program that effectively extends for one year its stock purchase program that originally went into effect on November 12, 2012 and will expire on November 12, 2013.  Under the 2012 program, the Company had purchased 46,300 shares of its common stock, $0.001 par value per share (“Common Stock”), at an average price of $2.60 per share as of September 30, 2013.  The 2013 program authorizes the purchase by the Company of up to 453,700 shares of the Company's Common Stock over the next 12 months.

The 2013 program will be in effect from November 13, 2013 through November 13, 2014, unless earlier terminated.  The Company may purchase its Common Stock from time to time through its designated broker, pursuant to Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, in amounts and at prices the Company deems appropriate using open market purchases, in privately negotiated or other transactions.  The purchases will be funded from operating cash flow, available borrowings or proceeds from potential debt or other capital market sources.  The stock purchase program may be suspended or terminated at any time with or without prior notice at the Company’s discretion.  Because the purchases under the program will be subject to specified parameters and certain price and volume restraints as established in the program, there is no guarantee as to the exact number of shares that will be purchased, or that there will be any purchases at all pursuant to the program.

A copy of the press release is attached hereto as Exhibit 99.1, and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD CORPORATION

Date: October 31, 2013	By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President, Chief Executive Officer

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